Exhibit 99.1

American Midstream Announces Successful Completion of Consent Solicitation with respect to 8.500% Senior Notes due 2021

HOUSTON – (PRNewswire) June 5, 2019 – American Midstream Partners, LP (NYSE: AMID) (“American Midstream” or the “Partnership”) today announced the successful completion of the previously announced consent solicitation that it and American Midstream Finance Corporation (together with the Partnership, the “Issuers”) conducted with respect to holders of their $425,000,000 aggregate principal amount of outstanding 8.500% Senior Notes due 2021 Notes (the “Notes”) to amend (the “Proposed Amendments”) certain provisions of the indenture governing the Notes (the “Consent Solicitation”).

The Consent Solicitation expired at 5:00 p.m., New York City time, on June 5, 2019 (the “Expiration Date”). As of the Expiration Date, the Issuers had received consents from the holders of over 99% in aggregate principal amount of the outstanding Notes. Accordingly, having received the requisite consents to effect the Proposed Amendments to the indenture, the Issuers executed a supplemental indenture to the indenture effecting the Proposed Amendments today, which eliminates the requirement to file certain reports with the U.S. Securities and Exchange Commission (the “SEC”) upon consummation of the pending merger (the “merger”) with an affiliate of ArcLight Energy Partners Fund V, L.P. (“ArcLight”), removes certain other requirements that will no longer be applicable to the Partnership following the Partnership’s expected conversion from a limited partnership into a member-managed limited liability company, which is expected to occur after consummation of the merger, and reduces the number of days of non-compliance by the Partnership with its obligations under the reporting covenant of the indenture that would constitute an event of default under the indenture. Upon consummation of the merger and payment of the consent fee, the Proposed Amendments will be operative and binding upon all holders of the Notes, regardless of whether such holders delivered consents in connection with the Consent Solicitation.

Substantially concurrently with and subject to the consummation of the merger, the Issuers will pay an aggregate consent payment of $2,125,000 for the benefit of holders of the Notes, on a pro rata basis, who delivered valid and unrevoked consents to the Proposed Amendments on or prior to the Expiration Date.

The Consent Solicitation was made solely on the terms and subject to the conditions set forth in the Consent Solicitation Statement, dated May 20, 2019, as amended by Amendment No. 1 to the Consent Solicitation Statement, dated June 3, 2019 (as amended, the “Consent Solicitation Statement”). A more complete description of the Consent Solicitation and the Proposed Amendments can be found in the Consent Solicitation Statement. The effectiveness of the Proposed Amendments is subject to a number of conditions.

D.F. King & Co., Inc. served as information agent and tabulation agent for the Consent Solicitation and Wells Fargo Securities served as solicitation agent for the Consent Solicitation.

About American Midstream Partners, LP

American Midstream Partners, LP is a limited partnership formed to provide critical midstream infrastructure that links producers of natural gas, crude oil, NGLs, condensate and specialty chemicals to end-use markets. American Midstream’s assets are strategically located in some of the most prolific offshore and onshore basins in the Permian, Eagle Ford, East Texas, Bakken and Gulf Coast. American Midstream owns or has an ownership interest in approximately 5,100 miles of interstate and intrastate pipelines, as well as ownership in gas processing plants, fractionation facilities, an offshore semisubmersible floating production system with nameplate processing capacity of 90 MBbl/d of crude oil and 220 MMcf/d of natural gas and terminal sites with approximately 3.0 MMBbls of storage capacity.

For more information about American Midstream Partners, LP, visit: www.americanmidstream.com. The content of the website is not part of this release.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements related to the Partnership’s expectations regarding the timing, terms and results of the merger and SEC reporting following the merger. We have used the words “could,” “expect,” “intend,” “may,” “will,” “potential,” “would,” “plan” and similar terms and phrases to identify forward-looking statements in this press release. Although we believe the assumptions upon which these forward-looking statements are based are reasonable, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect. Many of the factors that will determine these results are beyond our ability to control or predict. These factors include actions by ArcLight, lenders, regulatory agencies, and other third parties, changes in market conditions, and information described in our public disclosure and filings with the SEC, including the risk factors described in Part I, Item 1A. in our Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC on April 1, 2019. All future written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the previous statements. The forward-looking statements herein speak as of the date of this press release. We undertake no obligation to update such statements for any reason, except as required by law.

Investor Contact

American Midstream Partners, LP

Mark Schuck

Director of Investor Relations

(346) 241-3497

ir@americanmidstream.com

2